SCHEDULE 14A
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by Registrant  X
Filed by Party other than the Registrant /  /
Check the appropriate box:
 /X/     Preliminary Proxy Statement
/  /     Confidential for Use of the Commission Only
         [as permitted by Rule 14a-6(e)(2)]
/  /     Definitive Proxy Statement
/  /     Definitive Additional Materials
/  /     Soliciting Material Pursuant to Rule 14a-11c or Rule 14a-12

                                   INSCI Corp.
                     (Formerly insci-statements.com, corp.)
                (Name of Registrant as Specified in Its Charter)

                   (Name of Person(s) Filing Proxy Statement)


         Payment of Filing Fee (Check the appropriate box):
         X No fee required
         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
         (1) Title of each class of securities to which transaction applies:
         (2) Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):
         (4) Proposed maximum aggregate value of transaction:
         (5) Total fee paid:
         / / Fee paid previously with preliminary materials
         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)        Amount previously paid:
(2)        Form, Schedule or Registration Statement No.:
(3)        Filing Party:
(4)        Date Filed:

--------------------------------------------------------------------------------
                                   INSCI CORP.
--------------------------------------------------------------------------------

                          TWO WESTBOROUGH BUSINESS PARK
                        WESTBOROUGH, MASSACHUSETTS 01581
                                 (508) 870-4000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 14, 2002

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of INSCI Corp. (the "Company") will be held at the Company's headquarters at Two Westborough Business Park, Westborough, MA 01581, on October 14, 2002, at 11:00 AM (the "Meeting"), for the following purposes:

         (1) To elect five (5) Directors to serve for the ensuing year or until their successors are elected and have been qualified.

         (2) To ratify the appointment of Goldstein and Morris Certified Public Accountants as the independent public accountants for the Company's fiscal year ended March 31, 2002.

         (3) To amend the Company's Amended Certificate of Incorporation to authorize a reverse stock split of the outstanding shares of Common Stock at the discretion of the Board of Directors.

         (4) Such other business as may be properly brought before the meeting or any adjournments thereof.

Only those shareholders who were shareholders of record at the close of business on August 30, 2002 will be entitled to notice of, and to vote at the Meeting or any adjournment thereof. If a shareholder does not return a signed proxy card or does not attend the Annual Meeting and vote in person, the shares will not be voted. Shareholders are urged to mark the boxes on the proxy card to indicate how their shares are to be voted. If a shareholder returns a signed proxy card but does not mark the boxes, the shares represented by the proxy card will be voted as recommended by the Board of Directors. The Company's Board of Directors solicits proxies so each shareholder has the opportunity to vote on the proposals to be considered at the Annual Meeting.

                                    IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

July 29, 2002                             BY ORDER OF THE BOARD OF DIRECTORS
Westborough, MA

                                          /s/ YARON I. EITAN
                                          -------------------------------------

                                          Yaron I. Eitan
                                          CHAIRMAN OF THE BOARD

-------------------------------------------------------------------------------
                                   INSCI CORP.
-------------------------------------------------------------------------------

                           PRELIMINARY PROXY STATEMENT
                                     FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 14, 2002


           This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of INSCI Corp. ("INSCI" or the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Company's headquarters at Two Westborough Business Park, Westborough, MA 01581, on October 14, 2002, at 11:00 AM, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. All stockholders are encouraged to attend the Annual Meeting. Your proxy is requested, whether or not you attend in order to assure maximum participation and to expedite the proceedings.

         At the Annual Meeting, stockholders will be requested to act upon the matters set forth in this Proxy Statement. If you are not present at the meeting, your shares can be voted only when represented by proxy. The shares represented by your proxy will be voted in accordance with your instructions if the proxy is properly signed and returned to the Company before the Annual Meeting. You may revoke your proxy at any time prior to its being voted at the Annual Meeting by delivering a new duly executed proxy with a later date or by delivering written notice of revocation to the Secretary of the Company prior to the day of the Annual Meeting, or by appearing and voting in person at the Annual Meeting. It is anticipated that this Proxy Statement and accompanying proxy materials will first be mailed to the Company's stockholders on or about September 9, 2002. The Company's 2002 Annual Report to its stockholders on Form 10-KSB, filed electronically (EDGAR System) with the Securities and Exchange Commission on July 15, 2002, is also enclosed and should be read in conjunction with the matters set forth herein. The expenses incidental to the preparation and mailing of this proxy material are being paid by the Company. No solicitation is planned beyond the mailing of this proxy material to stockholders.

           Abstentions and broker non-votes will be counted toward determining whether a quorum is present.

           The principal executive offices of the Company are located at Two Westborough Business Park, Westborough, MA 01581. The telephone number is (508) 870-4000.

OUTSTANDING SHARES AND VOTING RIGHTS

         The only security currently entitled to vote at the Annual Meeting is the Company's common stock. The Board of Directors, pursuant to the Bylaws of the Company has fixed August 30, 2002 at the close of business, as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. At August 30, 2002, there were _____________ shares of common stock outstanding and entitled to be voted at the Annual Meeting. Each share of common stock is entitled to one vote at the Annual Meeting. A majority of the shares of common stock outstanding and entitled to vote which are represented at the Annual Meeting, in person or by proxy, will constitute a quorum. With the exception of Proposal 3, provided a quorum (majority) of issued and outstanding shares entitled to vote are present in person or by proxy, a majority vote in favor of a proposal is required for approval of the Proposal. With respect to Proposal 3, the affirmative vote of a majority of the shares of the Company's common stock issued and outstanding as of the record date and entitled to vote is required for approval of the Proposal.

PROPOSAL 1:          ELECTION OF DIRECTORS

           The Board of Directors of the Company proposes that the Company's current directors standing for re-election be elected as directors and serve until the next Annual Meeting of Stockholders and continuing until their successors are elected and qualified. Unless authority is withheld on the proxy it is the intention of the proxy holder to vote for the persons standing for election named below.

           Certain information concerning the directors and executive officers of the Company is set forth in the following table and in the paragraphs following. Information regarding each such director's and executive officer's ownership of voting securities of the Company appears in "Security Ownership of Certain Beneficial Owners" below.



NAME                        CURRENT POSITION WITH COMPANY                         DIRECTOR SINCE
----                        -----------------------------                         --------------
Yaron I. Eitan              Director, Chairman                                          2000
Henry F. Nelson             Director, Chief Executive Officer, President, Chief         2001
                            Financial Officer
Francis X. Murphy           Director                                                    1995
Derek Dunaway               Director                                                    2001
Mitchell Klein              Director                                                    2001


INDIVIDUALS STANDING FOR ELECTION

         YARON I. EITAN, age 45, was appointed as a Director of the Company in June 2000. Mr. Eitan was the Chairman of Lognet 2000, Inc., prior to its acquisition by the Company in May 2000. Mr. Eitan is the founder, President and Chief Executive Officer of Selway Partners LLC, an operating holding company that invests in and advises technology companies. His activities at Selway include the founding of Test University, Inc. where he serves as Chairman of the Board. Between 1984 and 1998, Mr. Eitan was the founder, Chairman and Chief Executive Officer of Geotek Communications, Inc., and served as Chairman of Bogen Communications, Inc. and National Bank Three of the United Kingdom. Subsequent to Mr. Eitan's departure in 1998, Geotek Communications, Inc. filed a Chapter 11 petition under the Bankruptcy Act. Mr. Eitan holds a Masters of Business Administration from the Wharton School of Business of the University of Pennsylvania.

           HENRY F. NELSON, age 44, was appointed as President and Director of the Company in May 2001. Subsequently, Mr. Nelson was appointed Chief Executive Officer and Chief Financial Officer. Mr. Nelson was the Chief Operating Officer of Practice Works, Inc., a division of Infocure, from December 1999 to 2000. He was a principal in VitalWorks, a technology based start-up from June 1999 until December 1999. Mr. Nelson was Chief Operating Officer of InterQual from November 1996 through June 1999. Prior thereto, he was with Sextant Corporation. Mr. Nelson holds a Bachelor of Science in Business Administration from Northeastern University.

           FRANCIS X. MURPHY, age 54, was elected a Director of the Company in September 1995. He is the founder of Emerging Technology Ventures, Inc. and has served as President from its inception in September 1994. Previously, Mr. Murphy served in executive management positions with various information technology firms. Mr. Murphy also serves on the board of directors of Vizacom, Inc. He holds both a Bachelors of Arts and Masters of Business Administration in Corporate Finance from Adelphi University.

           DEREK DUNAWAY, age 32, was appointed a Director of the Company in May 2001. Mr. Dunaway is currently the President and Chief Executive Officer of TechOnLine Inc., a Boston based company focused on providing e-learning solutions to the engineering community and electronics industry. Mr. Dunaway joined TechOnLine from Selway Partners LLC, an operating holding company that invests in and advises technology companies, where he held the position of Vice President of Business Development from May 2000 through February 2001. Prior to joining Selway, from May 1999 through May 2000, he was Director of Strategy Consulting at AppNet, an Internet Consultancy serving the Fortune 500 and held several positions from June 1996 through May 1999 at Pricewaterhouse Coopers, in the Telecommunications and Media Strategy Practice, where he assisted top telecommunications and media industry management with corporate strategy development. Mr. Dunaway holds a Masters of Business Administration from the Wharton School of Business of the University of Pennsylvania and a Bachelors of Science from Southern Methodist University.

           MITCHELL KLEIN, age 51, was elected a Director of the Company in October 2001. Mr. Klein is currently the President of Betapoint Corporation, an investment management company formed in June 1994. Mr. Klein has served in various senior management positions with Digital Equipment Corporation for nine years after having been President of his own software development and consulting firm. Mr. Klein is a graduate of the State University of New York at Albany and holds a Master of Arts from the University of Michigan at Ann Arbor. Mr. Klein previously served as a Director of the Company from June 1997 to June 1998.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
-------------------------------------------------

           During the fiscal year ended March 31, 2002, there were nine meetings of the Board of Directors, of which all Directors attended more than 75% of the meetings, and six unanimous written consents by the board in lieu of meetings. The Audit Committee had regularly scheduled quarterly meetings and three additional meetings, with full attendance by all members. The Compensation Committee met four times with full attendance by all members.

THE AUDIT COMMITTEE

           The Audit Committee was established by the Board of Directors in September 1995 and consists of at least two non-employee directors. Members of the Audit Committee for the fiscal year ended March 31, 2002 included Derek Dunaway and Yaron I. Eitan, both non-employee directors. The primary purpose of the Audit Committee is to provide independent and objective oversight of the Company's accounting function and internal controls and to ensure the objectivity of the Company's financial statements. The Committee also reviews and advises the Board of Directors with respect to the Company's insurance coverage and tax policies. The Committee is responsible for engaging the Company's independent accountants and reviews with them (1) the scope and timing of their audit services and any other services they may be asked to perform, (2) their report on the Company's financial statements following the completion of the audit, and (3) the Company's policies and procedures with respect to internal accounting and financial controls. This Committee meets separately with representatives of the Company's independent accountants and with representatives of senior management.

THE COMPENSATION COMMITTEE

           The Compensation Committee was established by the Board of Directors in September 1995 and consists of at least two non-employee independent directors. Members of the Compensation Committee for the fiscal year ended March 31, 2002 included Yaron I. Eitan and Francis X. Murphy, both non-employee directors. The Committee advises the Board of Directors with respect to the compensation of the Company's employee directors and executive officers and with respect to employee benefit plans. The Committee also is responsible for administering the Company's equity incentive plans and executive bonus program.

           The Company's executive compensation program links management pay with the Company's annual and long-term performance. The program is intended to attract and retain highly qualified senior managers by providing compensation opportunities that are consistent with the Company's performance. The program provides for base salaries that reflect factors such as level of responsibility, individual contribution, internal fairness and external competitiveness; annual cash bonus awards that are payable for the achievement of financial and operational objectives; and long-term incentive opportunities in the form of stock options that strengthen the mutuality of interest between employees and the Company's stockholders. Among the Compensation Committee's objectives is establishing executive compensation levels comparable to that of companies of similar size and business activity. To that end, the Company will participate in and review the results of various industry surveys. In addition, the Committee may, from time to time, utilize the services of independent consultants to assess external marketplace pay practices. The Committee's purpose is to pay competitive compensation based on a total assessment of salary, cash bonuses and stock options. The Committee therefore uses its discretion and business judgment in setting executive compensation levels. The Committee believes that the resulting total cash compensation paid to the Company's executive officers is within the median range of the selected groups of comparative companies reflected in the data represented by the aforementioned industry surveys.

           The Committee also made decisions regarding the payment of cash bonuses to the Company's other executive officers. The purpose of the bonus plan is to reward executive officers based on the overall achievement of corporate goals. Individual bonus awards are based on a written evaluation of the degree of achievement of certain annual performance objectives. The Committee considers, without any specific assignment of weight thereto, factors such as the Company's overall financial performance, the individual's level of compensation relative to the external marketplace, individual performance versus objectives and overall value to the Company.

           Additionally, the Committee makes recommendations to the Board regarding the award of stock options to certain key employees. The purpose of this program is to provide long-term incentives to key employees to increase shareholder value and to align management's economic interests with those of shareholders. Such stock options have been directly awarded, or awarded under the 1997 Equity Incentive Plan. These options may be awarded in lieu of or in addition to the cash bonus, and generally incorporate vesting requirements to encourage key employees to continue in the employ of the Company and to encourage management's long-term perspective. The Committee considers the amounts and terms of prior grants in deciding whether to award options for the last completed fiscal year.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
------------------------------------------------

           The following table sets forth the compensation for each of the last three (3) fiscal years earned by the Chief Executive Officer and each of the most highly compensated executive officers whose individual remuneration exceeded $100,000 for the fiscal year ended March 31, 2002 (the "Named Executives"). The Company's compensation policies are discussed in "The Compensation Committee" section contained herein.



SUMMARY COMPENSATION TABLE
--------------------------

NAME                                                                                        SECURITIES
AND                                                                                         UNDERLYING           ALL
PRINCIPAL                                                               OTHER ANNUAL         OPTIONS/           OTHER
POSITION                  YEAR          SALARY            BONUS         COMPENSATION           SARS         COMPENSATION
--------                  ----          ------            -----         ------------           ----         ------------

Henry F. Nelson           2002        $172,308  (1)         --             --                    --               --
  Chief Executive         2001              --              --             --                    --               --
  Officer                 2000              --              --             --                    --               --

Lori R. Frank             2002         $47,105  (2)         --         $1,558  (4)               --               --
  Chief Executive         2001         $81,098  (2)         --         $3,635  (4)               --               --
  Officer                 2000              --              --             --                    --               --

Dr. E. Ted Prince         2002              --              --             --                    --          $43,269     (6)
  Chief Executive         2001        $173,077  (3)         --             --                    --          $81,731     (6)
  Officer                 2000        $250,000              --         $8,636  (5)               --               --


*     The Company does not have a restricted stock award program.

(1) Mr. Nelson joined the Company in the first quarter of fiscal year 2002. Had he been employed as of the beginning of the fiscal year, his salary would have been $200,000.
(2) Ms. Frank joined the Company in the third quarter of fiscal year 2001. During May 2001, Ms. Frank resigned from all positions held with the Company. Had she been employed for a full fiscal year, her salary would have been $200,000.
(3)   Dr. Prince resigned as Chief Executive Officer on November 7, 2000.
(4) In fiscal years 2002 and 2001, Ms. Frank received auto allowances of $1,558 and $3,635, respectively.
(5)   In fiscal year 2000, Dr. Prince received an auto allowance of $8,636.
(6) In fiscal years 2002 and 2001, Dr. Prince was paid severance in the amount of $43,269 and $81.731, respectively.

APPOINTMENT/RESIGNATION OF OFFICERS AND DIRECTORS
-------------------------------------------------

           In May 2001, Lori R. Frank resigned as President, Chief Executive Officer and as a Director of the Company.

           Yoav M. Cohen resigned as Chairman of the Board and as a Director of the Company in May 2001.

           On May 22, 2001, Henry F. Nelson was appointed as President and a Director of the Company. Derek W. Dunaway was appointed as a Director of the Company and Yaron I. Eitan, a Director of the Company, was elected Chairman of the Board.

           On June 26, 2001, Henry F. Nelson was appointed Chief Executive Officer and Chief Financial Officer of the Company.

           On October 18, 2001, Mitchell Klein was elected a Director of the Company.


OPTION GRANTS DURING FISCAL YEAR 2002
-------------------------------------

           The following table provides information concerning options granted to officers and directors during the Fiscal Year ended March 31, 2002 and reflects the potential value of such options assuming 5% and 10% annual stock appreciation.



                                  PERCENT OF                                           POTENTIAL REALIZABLE
                                 TOTAL SHARES                                            VALUE AT ASSUMED
                                  UNDERLYING                                              ANNUAL RATES OF
                   NUMBER          OPTIONS                                                  STOCK PRICE
                 OF SHARES        GRANTED TO                                             APPRECIATION FOR
                 UNDERLYING      EMPLOYEES IN      EXERCISE     EXPIRATION                  OPTION TERM
NAME              OPTIONS        FISCAL YEAR         PRICE         DATE                 5%              10%
----              -------        -----------         -----         ----                 --              ---

Derek Dunaway         120,000       104.3%          $ 0.08      September 20, 06      $ 2,700         $ 5,900


OPTION EXERCISES AND HOLDINGS
-----------------------------

           The following table sets forth information concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year with respect to each of the named directors and executives:



                             AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                  NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                          SHARES ACQUIRED        VALUE            UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS/SARS
                            ON EXERCISE        REALIZED       OPTIONS/SARS AT MARCH 31, 2002          AT MARCH 31, 2002 (1)
NAME                             #                 $          EXERCISABLE     UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
----                             -                 -          -----------     -------------      -----------     -------------
Henry F. Nelson                  -                 -               -                -                 -                -
Yaron I. Eitan                   -                 -                 40,000            80,000         -                -
Robert Little (2)                -                 -                 80,000         -                 -                -
John A. Lopiano (3)              -                 -                120,000         -                 -                -
Francis X. Murphy                -                 -                402,799         -                 -                -
Derek Dunaway                    -                 -               -                  120,000         -                -
Mitchell Klein                   -                 -               -                -                 -                -
Lori R. Frank                    -                 -               -                -                 -                -
Yoav M. Cohen (4)                -                 -               -                -                 -                -
E. Ted Prince                    -                 -              1,659,000         -                 -                -
John C. Pemble                   -                 -                191,386         -                 -                -

(1) Calculated by multiplying the number of shares underlying options by the difference between the closing price of the Common Stock as quoted on the Over-The-Counter Bulletin Board on March 31, 2002 and the exercise price of the options.
(2)   Robert Little resigned as a director on November 29, 2000.
(3) John A. Lopiano chose not to stand for re-election at the Company's 2001 annual meeting.
(4) Yoav M. Cohen resigned as a director in May 2002. He was not vested in any options.

REMUNERATION OF NON-MANAGEMENT DIRECTORS
----------------------------------------

           Each member of the Board of Directors who is not an officer or employee of the Company is entitled to participate in the Directors Option Plan described below, and to receive reimbursement for travel and other expenses directly related to his activities as a director. The Company does not pay inside or outside directors on a per meeting basis for attendance at Board of Director meetings or related Committee meetings. However, each outside director may be compensated pursuant to a written agreement with the Company to provide specific types of professional services such as financial, accounting or tax advice covering compensation plans, acquisitions and debt/equity placements.

           No cash compensation was paid to non-management directors for the last completed fiscal year. Information related to option grants for these directors is provided under the heading "Options Grants During Fiscal Year 2002" contained herein.


COMPENSATION PLANS:

EMPLOYMENT AGREEMENTS

           During 2001 the Company's Compensation Committee recommended to the Board of Directors that they approve the employment agreement for Henry F. Nelson, the Company's President and Chief Financial Officer. The three-year agreement was effective May 22, 2001 and provides for an annual salary of $200,000 and an annual bonus of up to $50,000 or 10% of profits; whichever is greater, upon the achievement of certain milestones as established by the Board of Directors.

           The Company has employment agreements with its other management personnel, which generally continue until terminated by the employee or the Company, and provide for severance payments under certain conditions.

DIRECTORS AND OTHER STOCK OPTIONS

           The Board of Directors adopted the Directors Option Plan in 1992 to make service on the Board more attractive to present and prospective directors. The Directors Plan was amended in September 1995 to increase the number of shares authorized to 1,000,000. On July 29, 1996 the Directors Plan was amended so that each new director receives 100,000 stock options upon being appointed to the Board of Directors. In addition, the current change of control provision was modified to reflect immediate vesting. Also, board members who participate on committees are entitled to receive 20,000 options.

           The Directors Plan is administered by a committee made up of at least two members of the Board of Directors. The exercise price per share of any option granted under the Directors Plan shall not be less than the fair market value of such shares on the date of grant. Eligible directors include all members of the Board of Directors who are not also employees of the Company or any parent or subsidiary of the Company. Options expire five years from the date of grant, subject to earlier termination in accordance with the terms of the Directors Plan. All rights to exercise options terminate two years following the date the optionee ceases to serve as a director of the Company with certain exceptions. At March 31, 2002 there were 740,001 Directors plan options outstanding and 146,665 options available for future grant.

         During fiscal 1996, the Company, with shareholder approval, granted aggregate stock options of 3,000,000 shares to new and continuing Directors and officers of the Company. The stock options were for varying terms of up to ten years and have vesting schedules based on different criteria including time qualifications and performance standards. The Company included the underlying shares in its Form S-1 Registration Statement that has been declared effective by the Securities and Exchange Commission on October 6, 1997.

           During the fiscal year ended March 31, 2002 the Company issued options in accordance with the Directors Plan as follows: 120,000 shares at $0.08 to Derek Dunaway. Mitchell Klein is eligible to receive options under the Directors Plan; however, these options have not been issued.

THE 1997 EQUITY INCENTIVE PLAN

           The 1997 Equity Incentive Plan is the successor plan to the Company's 1992 Stock Option Plan, which was terminated by shareholder ratification at the Company's annual meeting in September 1996. Under the 1992 Plan, 25,300 stock options remain outstanding as of March 31, 2002. These options will remain in effect according to their terms and conditions (including vesting requirements) as provided for in the 1992 Plan and individual stock option agreements.

           The Company, with shareholder approval, has reserved 7,000,000 shares for future use under the 1997 Equity Incentive Plan. As of March 31, 2002, there were 1,785,087 options issued and outstanding and 4,559,192 options available for future grant under the 1997 Plan. The 1997 Plan is administered by the Compensation Committee of the Board of Directors (the Committee) consisting of two or more non-employee directors of the Company who are not eligible to receive grants or awards under the 1997 Plan. The 1997 Plan provides for the granting of equity incentive awards to employees in the form of incentive stock options, non-qualified stock options, stock appreciation rights, stock appreciation awards, restricted stock awards, deferred stock awards, and other performance-related or non-restricted stock awards. The 1997 Plan permits the Company to provide its employees with incentive compensation opportunities which are highly motivational and which afford the most favorable tax and accounting treatments to the Company. The Committee believes that the flexibility of the incentive award vehicles provided for by the 1997 Plan will enhance the effectiveness and cost efficiency of the Company's management incentive program in the best interest of shareholders.

           The Committee, subject to the provisions of the 1997 Plan will designate participants, determine the terms and provisions of each award, interpret the provisions of the plan and supervise the administration of the plan. The Committee may, in its sole discretion, delegate certain administrative responsibilities related to the 1997 Plan to Company employees or outside consultants, as appropriate. The exercise price of any stock option granted under the 1997 Plan shall not be less than the fair market value of the common stock of the Company on the date of grant. The Committee shall determine any service requirements and/or performance requirements pertaining to any stock awards under the 1997 Plan.

           An S-8 Registration for 3,000,000 shares of underlying common stock originally authorized under the Plan was filed with the Securities and Exchange Commission on April 27, 1999 prior to the increases as approved by Shareholders in the plan to 7,000,000 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During June 2001, the Company entered into an Investment Agreement ("Agreement") with Selway Partners, LLC ("Selway") a technology holding company. The Company's chairman Yaron Eitan and Derek Dunaway, a director of the Company are deemed affiliates of Selway. The former chairman of the Company, Yoav Cohen was also deemed an affiliate of Selway. Selway was an existing shareholder of Lognet 2000, Inc. ("Lognet"). The Company acquired Lognet on May 24, 2000 in a stock for stock exchange. The June 2001 Agreement provides that the Company may receive up to a sum of $700,000 by the issuance of subordinated convertible debentures (the "Debentures"). The Company received an initial $250,000 from the financing on June 27, 2001 and has subsequently drawn down an additional $335,000 of the facility. The Company can draw on the remainder of the facility at the discretion of Selway, and upon attaining certain operating milestones. The Debentures bear an annual interest rate of 13 percent payable in cash or in additional Debentures and are convertible into Series B Convertible Redeemable Preferred Stock (the "Series B Preferred") at a price of $10.00 per share. The Debentures are secured by a junior lien on all of INSCI's assets. Unless previously converted into shares of Series B Preferred, principal and interest on the Debentures were originally payable at the earlier of June 15, 2002 or upon demand by the holder. The maturity date for the Debentures has subsequently been extended to September 1, 2002.

           The Series B Preferred is convertible at the option of the holder into Common Stock at a conversion price equal to (i) such number of shares of Common Stock as represents the "Current Value Percentage" (as defined) of total issued and outstanding Common Stock as of the date of conversion, plus (ii) such additional shares of Common Stock issuable after the date of conversion as may be necessary to maintain such Current Value Percentage upon the conversion of the 8% Preferred Stock and the Series A Preferred (issued in November 2000 to Selway and CIP Capital LP (see below)), or exercise of other convertible instruments.

           The Series B Preferred contains anti-dilution protection and adjustment rights granted to each share. Dividends accrue on a cumulative basis at an annual rate equal to 13% payable at the Company's option in additional shares of Series B Preferred or cash. The Series B Preferred will also share pari passu on an as-converted basis in any dividends declared on the Company's Common Stock. Each share of Series B Preferred shall be entitled to one vote for each share of Common Stock into which it is convertible. In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, subject to the rights of pre-existing shares of Preferred Stock to be paid on a pari passu basis with the Series B Preferred, the holders of the Series B Preferred shall be entitled to receive the greater of (i) the portion of the liquidation value of the assets of the Company that the holders of the Series B Preferred would have received pro rata according to the number of shares of Common Stock that the holders of Series B Preferred would have had in the event that such holders had converted the Series B Preferred into Common Stock immediately prior to such liquidation event and as adjusted for any recapitalizations, stock combinations, stock dividends (whether paid or unpaid), stock splits and the like with respect to such shares or (ii) three and one half times the dollar principal amount of debentures converted into Series B Preferred plus the dollar amount of any interest, dividends or other amounts due on such debenture as are converted into Series B Preferred (the greater of (i) or (ii) being referred to herein as the "Series B Preference Amount"). The Series B Preferred may be redeemed at any time after three years from date of issuance by the holders at a price equal to the Series B Preference Amount (subject to adjustment as defined) plus an amount equal to the amount of all declared but unpaid dividends.

           During the fiscal year ended March 31, 2001, INSCI had entered into several arrangements with Selway. At March 31, 2002, the repayment of a $304,000 promissory note issued to the Pennsylvania Business Bank ("Bank") and recorded on the Company's balance sheet was guaranteed by Yaron Eitan and certain other stockholders, each of whom was jointly and severally liable on the promissory note. Subsequently, in May 2002, the Company entered into a financing agreement with Benefactor Funding Corp. to replace a prior lender, Prestige Capital Corporation. As part of the terms of the Benefactor financing, the Company was required to pay in full the sum of $285,000 to the Bank. Both Yaron Eitan, the Company's Chairman, and Selway guaranteed the debt due to the Bank as a result of an existing transaction prior to his becoming Chairman of the Company wherein the Company purchased the assets of Lognet. As a result of the payoff of the Pennsylvania Business Bank loan, the Company discontinued payments of the sum of $5,000 per month to Selway, which payments were made as a part of a restructure of the Pennsylvania Business Bank loan by the Company as Selway was required to guaranty the loan.

           The Company previously had a receivable financing arrangement with Prestige Capital Corporation ("Prestige") whereby the Company agreed to sell certain accounts receivable subject to limited recourse at a discount fee of up to 10% depending upon the length of time Prestige holds the receivable before collection. On March 8, 2001, Selway, entered into a Participation Agreement with Prestige whereby at Prestige's sole discretion Prestige may propose to assign to Selway one or more of the receivables that INSCI proposed to sell to Prestige, which Prestige would otherwise elect not to purchase. Selway may at its sole discretion agree to take an assignment on some or all of the receivables proposed for sale by Prestige. As consideration for this arrangement, Prestige retains one percent of the discount noted above and Selway will receive up to nine percent of the remaining discount as noted above. This agreement was cancelled during Fiscal 2002 and there were no outstanding amounts assigned to Selway under this agreement at March 31, 2002. Discounts earned by Selway on these assigned receivables totaled $11,500.

           Also during March 2001, Econium, Inc., an affiliate of Selway, earned an assistance fee of $110,000 in connection with the Company's March 1, 2001 sale of the majority of the assets of Lognet to Paynet Electronic Billing Ltd. a nonaffiliated privately owned company based in Haifa, Israel.

           In November 2000, INSCI closed $2.0 million of subordinated convertible debt financing ("Convertible Debt") with Selway and CIP Capital L.P. of Wayne, Pennsylvania ("CIP") (collectively the "Investors"). CIP also was a shareholder of Lognet. The Convertible Debt is convertible into an aggregate of approximately 1.5 million shares of INSCI Series A Convertible Redeemable Preferred Stock (the "Series A Preferred") at a price of $1.30 per share. The Series A Preferred is in turn convertible on a one-for-two basis into shares of INSCI's Common Stock. The Convertible Debt bears interest at prime plus 2 1/2 percent payable in cash or in additional shares of Series A Preferred, at the option of the Investors, and is secured by a subordinated lien on all of INSCI's assets. Unless previously converted into shares of Series A Preferred, principal and interest are payable at maturity in five years or upon an earlier redemption on or after two years at the option of the Investors.

           As part of the financing, the Investors were also granted warrants to purchase 461,540 shares of Series A Preferred at an exercise price of $1.44 per share. The Series A Preferred is in turn convertible on a one-for-two basis into shares of INSCI's Common Stock. The warrants are immediately exercisable and expire in November 2002.

           Selway was also issued warrants to purchase 200,000 shares of Common Stock at $.72 per share for services rendered in connection with the financing transaction. The warrants are immediately exercisable and expire in November 2003.

           During November 2000, INSCI entered into a Management Consulting Agreement for a term of three years with Selway Management, Inc., an affiliate of Selway. During Fiscal 2001, Selway's $100,000 in management fees payable under this agreement was satisfied by the issuance of 164,385 shares of the Company's common stock to Selway. In connection with the Agreement, the Company amended its Management Agreement with Selway. The amended management agreement reduced the monthly management fee from $20,000 per month to $15,000 per month. The monthly management fee is payable at the option of Selway in either cash or additional subordinated convertible debentures ("Management Debentures"). During Fiscal 2002, the Company satisfied $20,000 in management fees by the issuance of 60,953 shares of the Company's stock to Selway. Pursuant to the amended management agreement $150,000 of management fees were satisfied by the issuance of $150,000 of Management Debentures to Selway during Fiscal 2002. The Management Debentures have terms similar to the Debentures except for the Series B Preference Amount. The Management Debentures do not reduce the total amount available to the Company under the Agreement.

           INSCI engaged Emerging Technology Ventures, Inc. ("ETVI") to manage acquisition and strategic alliance activities. Mr. Francis X. Murphy ("Mr. Murphy"), President of ETVI, is also a director of INSCI. ETVI was paid a monthly retainer of $6,000 through December 2000. Additionally, during Fiscal 2001, ETVI earned fees of $168,750 related to the acquisition of Lognet 2000, Inc. At March 31, 2002, approximately $96,000 remained as an outstanding liability.

           As a result of the November 2000 subordinated convertible debt financing, the Company entered into certain arrangements with Landsbury, LLP ("Landsbury"), wherein Landsbury agreed to act as a management consultant to the Company and perform consulting services, in exchange for the Company issuing Landsbury Common Stock purchase warrants to purchase approximately 10% of the then issued and outstanding Common Stock of the Company at $.72 per share. As part of this arrangement, Ms. Lori Frank, a member of Landsbury entered into an employment agreement with the Company to become its Chief Executive Officer ("CEO") and among other things, to receive options to purchase 825,000 shares of Common Stock of the Company pursuant to the Company's Stock Option Plan. These options are included in the computation of the 10% noted above. During May 2001, Ms. Frank resigned all positions held with the Company. Also during May 2001, two other members of Landsbury, Glen Sturm and Bahram Yusefzadeh, tendered their resignations as directors of the Company.

           The Company, as of the current date, has not issued any of the Common Stock purchase warrants to Landsbury, nor has the Company issued any of the stock options to Ms. Frank. The Company has requested from Ms. Frank and Landsbury a release of any of the Company's obligations to Landsbury and/or Ms. Frank; however, there is no assurance that either Ms. Frank or Landsbury will provide general releases. As of the date of this statement, neither Ms. Frank nor Landsbury have notified the Company of any claims against the Company.


COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

           Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than ten percent of the Company's common stock are required to report their initial ownership of the Company's common stock and any subsequent changes in their ownership to the Securities and Exchange Commission. Specific due dates have been established by the Commission, and the Company is required to disclose in this Proxy Statement any failure to file by those dates. Based upon (i) the copies of section 16(a) reports that the Company received from such persons for their 2002 fiscal year transactions and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed for them for the 2002 fiscal year, the Company believes that there has been compliance with all Section 16(a) filing requirements applicable to such officers, directors and ten-percent beneficial owners for such fiscal year.


           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

           The following table sets forth, to the best knowledge of the Company, as of July 23, 2002, certain information with respect to (1) beneficial owners of more than five percent (5%) of the outstanding common stock of the Company,
(2) beneficial ownership of shares of the Company's common stock by each director and named executive; and (3) beneficial ownership of shares of common stock of the Company by all directors and officers as a group.

           Unless otherwise noted, all shares are beneficially owned and the sole voting and investment power is held by the persons/entities indicated.

           Based upon the aggregate of all shares of Common Stock issued and outstanding as of July 23, 2002 in addition to shares issuable upon exercise of options or warrants currently exercisable or becoming exercisable within 60 days following the date of this report and which are held by the individuals named on the table.



                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                                                                                              % OF
                                          SHARES OF                                         TOTAL              COMMON
                                           COMMON          OPTIONS/                       BENEFICIAL           STOCK
NAME OF BENEFICIAL OWNER                   STOCK            OTHER                         OWNERSHIP         OUTSTANDING(1)
------------------------                   -----            -----                         ---------         --------------
Selway Partners LLC                       1,068,896       61,798,421  (2)(3)(4)            62,867,317           54.9%
52 Forest Ave.                                                        (5)
Paramus, NJ 07652

Robert Little                             2,000,725        1,099,597  (8)                   3,100,322            5.9%
c/o INSCI Corp.
2 Westborough Business Park
Westborough, MA 01581

Harrison Option Fund                      4,656,543                -                        4,656,543            8.8%
c/o Betapoint Corporation
33 Scott Avenue
Nashua, NH 03062

Yaron I. Eitan, Director                          -       62,907,317  (6)(7)               62,907,317           54.9%
c/o INSCI Corp.
2 Westborough Business Park
Westborough, MA 01581

Henry F. Nelson, CEO                              -                -                                -            0.0%
c/o INSCI Corp.
2 Westborough Business Park
Westborough, MA 01581

Francis X. Murphy, Director                       -          402,799  (6)                     402,799            0.8%
c/o INSCI Corp.
2 Westborough Business Park
Westborough, MA 01581

Derek Dunaway, Director                           -       62,867,317  (7)                  62,867,317           54.9%
c/o INSCI Corp.
2 Westborough Business Park
Westborough, MA 01581

Mitchell Klein, Director                          -        4,656,543  (9)                   4,656,543            8.8%
c/o INSCI Corp.
2 Westborough Business Park
Westborough, MA 01581

All current directors and executive
  officers as a group                             -       67,966,659  (6)(7)(9)            67,966,659           59.1%



                                       11



(1) Computed on the basis of 52,761,299 shares of common stock outstanding, plus, in the case of any person deemed to own shares of common stock as a result of owning options, warrants, or rights to purchase common stock exercisable within 60 days of the date of this report or convertible debt which is presently convertible into Series A Preferred Stock at a conversion factor of $1.30 and such Series A Preferred Stock is then convertible into common stock on a one for two ratio, the additional shares of common stock which would be outstanding upon such exercise, purchase or conversion by such person or group.

(2) Includes 461,538 shares of common stock currently issuable upon exercise of preferred stock warrants followed by conversion into common stock.

(3) Includes 1,836,883 shares of common stock currently issuable upon conversion of $1.0 million subordinated convertible debt plus interest accrued through July 23, 2002.

(4) Includes 200,000 shares of common stock currently issuable upon exercise of a stock warrant.

(5) Includes an estimated 59,300,000 of common stock that could be issuable upon the conversion of $585,000 of convertible debt issued pursuant to a June 21, 2001 investment agreement and an additional $225,000 of convertible debt issued pursuant to an amended management agreement. The debt is convertible into 81,000 shares of Series B Preferred Stock. The Series B Preferred Stock is convertible into shares of common stock based upon a formula that is dependent upon the conversion of Series A Preferred Stock into common stock and the trading value of the Company's common stock at the date of conversion.

(6) Includes the following number of shares of common stock currently issuable upon exercise of stock options held by the following persons: Mr. Eitan 40,000 shares, Mr. Murphy 402,799 shares and all current officers and directors as a group 442,799 shares.

(7) Includes 34,367,317 shares deemed to be beneficially owned by Selway which Mr. Dunaway and Mr. Eitan are affiliated with. All current officers and directors as a group also includes the shares attributable to Selway.

(8) Includes 1,019,597 shares deemed to be beneficially owned by Mr. Little's wife.

(9) Includes 4,656,543 shares deemed to be beneficially owned by the Harrison Option Fund of which Mr. Klein is President and General Partner.


PROPOSAL 1: THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE FIVE (5) NOMINATED DIRECTORS


PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

           The Board of Directors has selected Goldstein and Morris Certified Public Accountants as the Company's independent auditors for the fiscal year ended March 31, 2002. Representatives of Goldstein and Morris Certified Public Accountants are expected to be present at the Annual Meeting.

           The affirmative vote of a majority of the outstanding voting shares of the Company's common stock represented and voting at the Annual Meeting is required for the ratification of this selection.

           Effective May 20, 2002, by a resolution of our Board of Directors, we resolved to change auditing firms and dismissed Arthur Andersen LLP and engaged Goldstein and Morris Certified Public Accountants. The report of Arthur Andersen LLP on the Company's financial statements for the fiscal year ended March 31, 2001 contained an emphasis of matter paragraph regarding the Company's ability to continue as a going concern, however did not contain a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The prior fiscal year did not contain an adverse or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements with our former auditors in any matter of accounting principles, practices, financial statement disclosures or auditing scope or procedures in connection with audits by our former auditors, or in any subsequent interim period preceding such change of accounting firms.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS.


PROPOSAL 3: AMENDMENT TO THE AMENDED CERTIFICATE OF INCORPORATION TO AUTHORIZE A REVERSE SPLIT OF THE OUTSTANDING SHARES OF COMMON STOCK IN ANY RATIO BETWEEN 1:2 AND 1:25 AT THE DISCRETION OF THE BOARD OF DIRECTORS

           Approval of this proposal would permit the Board of Directors, in its discretion, to amend the Company's Amended Certificate of Incorporation and implement a reverse stock split (the "Reverse Stock Split") of the Company's outstanding shares of Common Stock ("Common Stock") in any ratio between 1:2 and 1:25 which would reduce the number of outstanding shares of Common Stock (as well as affecting the amount and exercise price of shares underlying preferred stock, warrants and certain options) on a pro-rata basis, would affect all stockholders proportionately and would, therefore, increase the amount of Common Stock available for future issuance. The shares of common stock outstanding after a Reverse Stock Split would have the same rights and privileges as the shares of Common Stock currently held.

           A Reverse Stock Split would reduce the presently issued and outstanding shares of Common Stock from 52,761,299 to approximately 26,380,650 in the ratio 1:2 and approximately 2,110,452 in the ratio of 1:25 (as a result of rounding, the actual number may be slightly higher). The number of authorized shares of Common Stock shall remain the same. The Company believes that the decrease in the number of shares of Common Stock outstanding as a consequence of a proposed Reverse Stock Split may increase the per share price of the Common Stock, which may encourage greater interest in the Common Stock and possibly promote greater liquidity for the Company's stockholders. However, the increase in the per share price of the Common Stock as a consequence of a proposed Reverse Stock Split may be proportionately less than the decrease in the number of shares outstanding. In addition, any increased liquidity due to any increased per share price could be partially or entirely off-set by the reduced number of share outstanding after a proposed Reverse Stock Split in a per share price that adequately compensates for the adverse impact of the market factors noted above. There can, however, be no assurance that the favorable effects described above will occur, or that any increase in per share price of the Common Stock resulting from the proposed Reverse Stock Split will be maintained for any period of time. In addition, there can be no assurance that a public market for the Company's securities will continue.

           No fractional shares will be issued. All fractional interests resulting from a Reverse Stock Split will be increased to the next higher whole number of shares. After a Reverse Stock Split the Company estimates that it will continue to have approximately the same number of stockholders.

           Except for changes in the number of shares owned resulting from a Reverse Stock Split, the rights and privileges of holders of shares of Common Stock will remain the same, both before and after a proposed Reverse Stock Split.

           There can be no assurance that the market price of the Common Stock after a proposed Reverse Stock Split will be proportionately greater than the market price before a proposed Reverse Stock Split, or that such price will either exceed or remain in excess of the current market price.

           The Board of Directors reserves the right in its sole discretion to proceed with, hold in abeyance or to abandon the proposed Amendment and Reverse Stock Split without further action by the stockholders at any time. However, in no event will the Board of Directors exercise its authority to effect a Reverse Stock Split, if such action would result in the Common Stock no longer being listed on an exchange or quotation system.

FEDERAL INCOME TAX CONSEQUENCES

           No opinion of counsel has been obtained concerning the following information. Stockholders are advised to consult with their own tax advisors for more detailed information relating to their individual federal, state and local tax circumstances.

1.    The proposed Reverse Stock Split will be a reorganization described in section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

2. The Company will recognize no gain or loss as a result of the proposed Reverse Stock Split.

3. Stockholders will recognize no gain or loss to the extent that currently outstanding shares of Common Stock are exchanged for new shares of Common Stock pursuant to the proposed Reverse Stock Split.

4. The tax basis of the new Common Stock received in exchange for Common Stock pursuant to the proposed Reverse Stock Split will be the same as the stockholders' basis in the stock exchanged. Therefore, the new shares of Common Stock in the hands of a stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of Common Stock held by that stockholder immediately prior to the proposed Reverse Stock Split.

           Any reverse split would be implemented solely in the discretion of the Board of Directors, which reserves the right to implement the reverse split at the time of its choosing and at any ratio from 1:2 to 1:25. If the application of the ratio causes any stockholder to have a fractional share of stock, such share will be rounded up to the next highest whole share.

           The Company is currently listed on the Over-The-Counter Bulletin Board (OTCBB); however, there is no assurance that the Company will continue to meet the maintenance standards for continued listing on the OTCBB.

           The decrease in the number of shares of Common Stock outstanding resulting from the Reverse Stock Split and the anticipated corresponding increased price per share may stimulate interest in the Company's Common Stock, promote greater liquidity for the Company's stockholders and result in a higher price level for the post-split Common Stock. However, there is no assurance that the Reverse Stock Split will achieve these results. In addition, a Reverse Stock Split might leave some stockholders with one or more "odd-lots" of the Company's Common Stock (stock in amounts of less than 100 shares). These shares may be more difficult to sell, or require a greater commission per shares to sell, than shares in even multiples of 100.

           While approval of this proposal would NOT increase the authorized capital of the Company, additional shares of common stock would be available to the Company for issuance due to the decrease of currently outstanding Common Stock caused by a Reverse Stock Split. Any additional shares of Common Stock made available by this amendment could be issued at the direction of the Company's Board of Directors from time to time for any proper corporate purpose, including, without limitation, the acquisition of other businesses, the raising of additional capital for use in its business, a split of, or dividend on, then outstanding shares or in connection with any employee stock plan or program. Any future issuances of authorized shares of Common Stock may be authorized by the Board of Directors without further action by the stockholders.

           Although the Company's Board of Directors will issue Common Stock only when required or when the Board considers such issuance to be in the best interests of the Company, the issuance of additional Common Stock may, among other things, have a dilutive effect on earnings per share and on the equity and voting rights of stockholders. Furthermore, since Delaware law requires the vote of in excess of a majority of shares of each class of stock in order to approve certain mergers and reorganizations, the additional authorized but unissued shares of Common Stock available as a result of the Reverse Stock Split could permit the Board to issue shares to persons supportive of management's position. Such persons might then be in a position to vote to prevent a proposed business combination that is deemed unacceptable to the Board, although perceived to be desirable by some stockholders, including, potentially, a majority of stockholders. This could provide management with a means to block any majority vote that might be necessary to effect a business combination in accordance with applicable law. Additionally, the presence of such additional authorized but unissued shares of Common Stock could discourage unsolicited business combination transactions that might otherwise be desirable to stockholders. The Board of Directors is not currently aware of any contemplated hostile or friendly takeover attempt or business combination proposal.

           The Board believes that the benefits of providing it with the flexibility to issue shares without delay for any proper business purpose, including as an alternative to an unsolicited business combination opposed by the Board, outweigh the possible disadvantages of dilution and discouraging unsolicited business combination proposals, and that it is prudent and in the best interests of stockholders to provide the advantage of greater flexibility which will result from this amendment.

APPROVAL REQUIRED

Approval of Proposal 3 requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO GIVE THE BOARD OF DIRECTORS DISCRETION SHOULD THE BOARD CHOOSE TO IMPLEMENT A REVERSE SPLIT OF THE OUTSTANDING SHARES OF COMMON STOCK IN ANY RATIO BETWEEN 1:2 AND 1:25. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE IN THEIR PROXIES.


DEADLINE FOR SUBMITTING STOCKHOLDER PROPOSALS

           Rules of the Securities and Exchange Commission require that any proposal by a stockholder must be received by the Company for consideration at the 2003 Annual Meeting of Stockholders no later than March 27, 2003 if any such proposal is to be eligible for inclusion in the Company's Proxy materials for its 2003 Annual Meeting. Under such rules the Company is not required to include stockholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

OTHER MATTERS

           Management of the Company is not aware of any other matters to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this proxy.

COMMON STOCK PERFORMANCE

           As part of the executive compensation information presented in the Proxy Statement, the Securities and Exchange Commission requires a five-year comparison of stock performance of the Company with the stock performance of appropriate smaller companies. The Company has selected the NASDAQ Composite Index (US) for the published industry index for stock performance comparison. The chart reflects the NASDAQ index for a five-year period.

[CHART DELETED]



PRICE                             MAR 97         MAR 98          MAR 99         MAR 00          MAR 01         MAR 02
-----                             ------         ------          ------         ------          ------         ------
INSCI Common Shares               $4.00          $1.00           $2.56          $6.00           $0.38          $0.08
NASDAQ Composite Index            1,221          1,835           2,461          4,573           1,840          1,845

PERCENT CHANGE
INSCI Common Shares                 N/A           -75%            -36%            50%            -91%           -98%
NASDAQ Composite Index              N/A            50%            102%           275%             51%           -51%



           The Stock Price Performance Graph above shall not be deemed incorporated by reference by a general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that INSCI Corp. specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


VOTING PROCEDURE

           Under Delaware law, each holder of record is entitled to vote the number of shares owned by the shareholder for any agenda item. There are no cumulative voting rights for the shareholders of the Company.

           The Company is not aware of any other agenda item to be added to the agenda, as it has not been informed by any stockholder of any request to do so.

           As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable to serve or for good cause will not serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

           The Company incorporates by reference all items and matters contained in its Form 10-KSB for the Fiscal Year ended March 31, 2002 as filed with the Securities and Exchange Commission in addition to Form 10-QSB and Form 8-K Reports as filed with the Commission.



Dated July 29, 2002                      BY ORDER OF THE BOARD OF DIRECTORS
Westborough, MA
                                         /s/ YARON I. EITAN
                                         -------------------------------------
                                         Yaron I. Eitan
                                         Chairman of the Board

[PROXY]


                                   INSCI CORP.
                          TWO WESTBOROUGH BUSINESS PARK
                              WESTBOROUGH, MA 01581

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned hereby appoints Yaron I. Eitan, Henry F. Nelson, Francis X. Murphy, Derek Dunaway, and Mitchell Klein as proxies each with the power to appoint his or her substitute and hereby authorizes them to represent and to vote as designated below all shares of common stock of INSCI Corp. held on record by the undersigned on August 30, 2002 at the Annual Meeting of Stockholders to be held on October 14, 2002 at 11:00 a.m. at the executive offices of the Company located at Two Westborough Business Park, Westborough, MA 01581, or any adjournment thereof.

1.  ELECTION OF DIRECTORS

[  ]   FOR ALL NOMINEES LISTED BELOW          [  ] WITHHOLD AUTHORITY to vote
       (Except as marked to the contrary below)    for all nominees listed below


Yaron I. Eitan, Henry F. Nelson, Francis X. Murphy, Derek Dunaway and Mitchell Klein

(Instruction: To withhold authority to vote for any individual, list nominee's name in the space provided below.)




2. PROPOSAL TO RATIFY THE APPOINTMENT OF GOLDSTEIN AND MORRIS CERTIFIED PUBLIC ACCOUNTANTS AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE CORPORATION.

                   FOR                 AGAINST             ABSTAIN
                   [  ]                 [  ]                [  ]

3. PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS AT THEIR DISCRETION TO IMPLEMENT A REVERSE SPLIT IN ANY RATIO BETWEEN 1:2 AND 1:25.

                   FOR                 AGAINST             ABSTAIN
                   [  ]                 [  ]                [  ]





           In their discretion the proxies are authorized to vote upon such other further business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is provided, this proxy will be voted FOR Proposals 1, 2, and 3.

           Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                    Dated:______________________________, 2002



                                    ----------------------------------------
                                    Signature

                                    ----------------------------------------
                                    Signature if held jointly

                                    Please mark, sign,
                                    date and return
                                    the proxy card
                                    promptly using the
                                    enclosed envelope.